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                                  EXHIBIT 12.1

                   STATEMENT REGARDING COMPUTATION OF RATIOS

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                YEARS ENDED
                                             --------------------------------------------------
                                             DECEMBER   JANUARY   DECEMBER  DECEMBER   DECEMBER
       (IN THOUSANDS, EXCEPT RATIOS)         31, 1998   1, 2000   30, 2000  29, 2001   28, 2002
                                             --------   -------   --------  --------   --------
EARNINGS (LOSS) BEFORE INCOME TAXES........  $(34,288)  $40,567   $(5,739)  $(38,109)  $17,057
INTEREST EXPENSE...........................    31,136    39,739    51,223     57,020    62,395
INTEREST PORTION OF RENT EXPENSE(1)........       424     1,068     1,318      1,922     2,000
EARNINGS AVAILABLE FOR FIXED CHARGES(2)....    (2,728)   81,374    46,802     20,833    81,452
DIVIDED BY:
FIXED CHARGES..............................    31,560    40,807    52,541     58,942    64,395
RATIO OF EARNINGS TO FIXED CHARGES.........     (0.09)X   1.99X     0.89X      0.35X     1.26X

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(1) Interest portion of rent expense is assumed equal to 33% of operating lease and rental expense for the period.

(2) The amounts of the deficiency in earnings available for fixed charges from a ratio of 1.0x (in thousands) are $34,288, $5,739, and $38,109 for the years ended December 31, 1998, December 30, 2000 and December 29, 2001, respectively.